UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Titan America SA
(Exact name of registrant as specified in its charter)

Belgium	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1000 Bruxelles,
Square de Meeûs 37, Belgium
(Address of Principal Executive Offices)

2025 Omnibus Incentive Plan
(Full title of plans)

John Christy
c/o Titan America SA
5700 Lake Wright Drive, Suite 300
Norfolk, VA 23502
Tel. No.: (757) 858-6500
(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Karpf
Lillian Tsu
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York NY 10006
Tel. No.: (212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and an “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT
Titan America SA, a company with limited liability (société anonyme/naamloze vennootschap) incorporated in Belgium (“Titan America” or the “Registrant”), has filed this Registration Statement to register for use Titan America’s ordinary shares without nominal value (the “Ordinary Shares”) pursuant to the 2025 Omnibus Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b) under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference
The following documents that Titan America has filed with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference and made a part hereof:
•The description of the Ordinary Shares, which is contained in Titan America’s Registration Statement on Form F-1 filed with the Commission on February 4, 2025 (the “Form F-1”) under the heading “Description of Share Capital”;
•Titan America’s Annual Report on Form 20-F for the year ended December 31, 2024 filed with the Commission on April 4, 2025 (the “Annual Report”); and
•All other reports filed by Titan America pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by its Annual Report (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules).
Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such document shall not create any implication that there has been no change in the affairs of Titan America since its date or that the information contained in it is current as of any time subsequent to its date.
All documents filed by Titan America pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Reports on Form 6-K that Titan America furnishes to the Commission subsequent to the date hereof will only be deemed incorporated by reference into this Registration Statement if such Report on Form 6-K expressly states that it is incorporated by reference herein.
Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a subsequent statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities
Please refer to “Description of Share Capital” in the Form F-1 for a description of the Ordinary Shares.

Item 5.	Interests of Named Experts and Counsel
Not applicable.

Item 6.	Indemnification of Directors and Officers
Under Belgian law, the directors of a company may be liable for damages to our Company in case of improper performance of their duties. Our directors may be liable to our Company and to third parties for infringement of our articles of association, the Belgian Code on Companies and Associations or, under certain circumstances, Belgian tort, bankruptcy, social security or tax laws. Under certain circumstances, directors may be criminally liable.
The Belgian Code on Companies and Associations sets a cap on the amount for which directors and persons entrusted with the daily management of a Belgian company can be held liable for damages. This cap ranges from EUR 125,000 to EUR 12,000,000 depending on the turnover and balance sheet of the relevant company. The cap is applicable both towards the Company itself and as to third parties. The cap benefits the group of directors and persons entrusted with the daily management who are the subject of the claim for damages as a whole and applies to each fact or set of facts likely to give rise to liability, regardless of the number of claimants or actions. The cap does not apply in case of habitual minor errors (i.e. a minor error which has been committed frequently and not occasionally), serious errors, fraudulent intent or intent to harm, and other specific exceptions.
We maintain liability insurance for our directors and officers, including insurance against liability under the Securities Act of 1933, as amended, and we have entered into agreements with our executive officers to provide contractual indemnification. Titan Cement International SA, which controls a majority of the voting power of Titan America’s Ordinary Shares, has also entered into agreements with our directors to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under Belgian law, these agreements (i) with executive officers provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity and (ii) with directors or persons entrusted with daily management only provide for indemnification for attorney’s fees and other expenses incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.
These agreements may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards pursuant to these indemnification agreements.
Certain of our non-employee directors may, through their relationships with their employers or partnerships, be insured and/or indemnified against certain liabilities in their capacity as members of our board of directors.

Item 7.	Exemption from Registration Claimed
Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

4.1	Amended Articles of Association of Titan America SA (English Translation) (incorporated by reference to Exhibit 3.1 to the Form F-1 filed with the Commission on February 4, 2025).

4.2	Titan America SA 2025 Omnibus Incentive Plan

5.1	Opinion of A&O Shearman LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of A&O Shearman LLP (included in Exhibit 5.1)

107	Calculation of Filing Fee Table

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(a)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(b)to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(c)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the Registration Statement.

1.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
2.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Norfolk, Virginia, on May 28, 2025.

Titan America SA

By:	s/Larry Wilt
Name:	Larry Wilt
Title:	Authorized Signatory

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on May 28, 2025.

Signature	Title
s/Bill Zarkalis
Bill Zarkalis	Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)
s/Larry Wilt
Larry Wilt	Chief Financial Officer (Principal Financial Officer)
s/Dan Quirk
Dan Quirk	Chief Accounting Officer (Principal Accounting Officer)
s/Marcel Cobuz
Marcel Cobuz	Chairman of the Board of Directors
s/Michael Colakides
Michael Colakides	Member of the Board of Directors
s/William John Antholis
William John Antholis	Member of the Board of Directors
s/James Bachmann
James Bachmann	Member of the Board of Directors
s/Sandra Santos
Sandra Santos	Member of the Board of Directors
s/Wim Van der Smissen
Wim Van der Smissen	Member of the Board of Directors